UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 1, 2006

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

(205) 940-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2006, Saks Incorporated (the “Company”) and Belk, Inc. (“Buyer”) entered into a Stock Purchase Agreement dated as of August 1, 2006 (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, Buyer will purchase all of the outstanding equity interests of certain of the Company’s subsidiaries that conduct the Parisian specialty department store business (the “Business”) for a purchase price of $285 million in cash, subject to adjustment based on changes in working capital. The closing is expected to occur in the third fiscal quarter of 2006.

The Purchase Agreement contains customary representations, warranties and covenants. The Company’s indemnification obligation for breach of representations and warranties will be subject to a $25,000 per claim threshold, an aggregate deductible equal to 1.6% of the purchase price, and an aggregate cap of 9.6% of the purchase price. Representations and warranties will generally survive for 12 months after closing.

The closing conditions include (a) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (b) no order of any governmental body restraining or prohibiting the consummation of the transaction, (c) performance by the Company and Buyer in all material respects of all material covenants and agreements required by the Purchase Agreement to be performed at or prior to the closing, (d) representations and warranties being true at closing except as would not have a material adverse effect and (e) evidence that (i) liens on the assets of the Business under the Company’s credit agreement and (ii) guaranties of the companies being sold to Buyer pursuant to the Purchase Agreement, under the credit agreement and indentures, will be released.

Buyer will continue the employment immediately after closing of all employees of the Business with at least the same base wages, annual base salary and annual rate of bonus potential at target performance levels provided to such employees prior to closing. If employees of the Business participating in the Company’s Amended and Restated 2000 Change in Control and Material Transaction Severance Plan, as amended (the “Severance Pay Plan”), become entitled to severance benefits pursuant to the “change of control” provisions thereunder (giving effect to the treatment of the transactions contemplated by the Purchase Agreement as a “change of control” under the Severance Pay Plan), Buyer will provide to such employees the severance pay and other benefits provided under the Severance Pay Plan in lieu of any severance to which such employees would be entitled under Buyer’s plans. Employees of the Business who are not participants in the Severance Pay Plan and whose employment is involuntarily terminated by Buyer during the fiscal year in which the closing occurs will receive from Buyer severance pay and other benefits that are at least equal to the Company’s severance guidelines. Buyer will provide to all retained employees of the Business benefits that are at least comparable to the benefits that are made available to employees of Buyer who perform comparable services or undertake comparable responsibilities for Buyer and who have completed the same length of service with Buyer.

Prior to closing, Buyer will be obligated to, with respect to the stores being sold, either (a) enter into a program agreement with Household Bank (SB), N.A. (now known as HSBC Bank Nevada, N.A.) that is acknowledged by Household Bank to satisfy the requirements of the Program Agreement between the Company and Household Bank (SB), N.A. dated as of April 15, 2003, as amended, or (b) purchase the accounts and account receivables associated with such stores from Household Bank for a specified price, plus a premium. Additionally, the Company and Buyer will enter into a transition services agreement, a private brands agreement, a software license agreement, a sublease agreement and a Club Libby Lu licensed departments agreement in connection with the transaction.

A copy of the Purchase Agreement is attached to, and incorporated by reference in, this Current Report on Form 8-K as Exhibit 99.1. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement. A copy of the Company’s news release dated August 2, 2006 disclosing, among other things, that the Company and Buyer entered into the Purchase Agreement is attached to, and incorporated by reference in, this Item of this Current Report on Form 8-K as Exhibit 99.2.

The summary disclosure above and the Purchase Agreement attached as Exhibit 99.1 to this Current Report on Form 8-K are being furnished to provide information regarding the terms of the Purchase Agreement. No representation, warranty, covenant, or agreement described in the summary disclosure or contained in the Purchase Agreement is, or should be construed as, a representation or warranty by the Company to any investor or covenant or agreement of the Company with any investor. The representations, warranties, covenants and agreements contained in the Purchase Agreement are solely for the benefit of the Company and Buyer, may represent an allocation of risk between the parties, may be subject to standards of materiality that differ from those that are applicable to investors and may be qualified by disclosures between the parties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document
99.1	Stock Purchase Agreement, dated as of August 1, 2006, by and between Saks Incorporated and Belk, Inc.*

99.2	News release issued by the Company on August 2, 2006.

*	All schedules and exhibits to this Exhibit have been omitted in accordance with 17 CFR §229.601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: August 7, 2006	/s/ Charles J. Hansen Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description of Document
99.1	Stock Purchase Agreement, dated as of August 1, 2006, by and between Saks Incorporated and Belk, Inc.*

99.2	News release issued by the Company on August 2, 2006.

*	All schedules and exhibits to this Exhibit have been omitted in accordance with 17 CFR §229.601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.